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Exhibit 5.1

February 14, 2008

Third Wave Acquisition Corp.
591 West Putnam Avenue
Greenwich, Connecticut 06830

Re:    Third Wave Acquisition Corp.
Registration Statement on Form S-1

Ladies and Gentlemen:

        We have acted as special counsel to Third Wave Acquisition Corp., a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-1 (File No. 333-147524) (the "Registration Statement") for the purpose of registering with the Commission under the Securities Act of 1933 (the "Securities Act"), the sale by the Company of (a) 40,250,000 units (the "Units"), with each Unit consisting of (i) one share of the Company's common stock, $.001 par value per share (the "Common Stock"), and (ii) one warrant to purchase one share of Common Stock (the "Warrants"), and up to 5,250,000 Units at the underwriters' option to cover over-allotments, and (b) all shares of Common Stock and all Warrants issued as part of the Units.

        This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

        In rendering the opinions set forth herein, we have examined and relied on originals or copies of (a) certain resolutions of the Board of Directors of the Company, (b) the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on October 26, 2007, and (c) the following each in the form filed with the Commission as of the date hereof: (i) the Registration Statement; (ii) the Underwriting Agreement (the "Underwriting Agreement") proposed to be entered into by and between the Company and the underwriters; (iii) a specimen certificate evidencing the Units; (iv) a specimen certificate evidencing the Common Stock; (v) a specimen certificate evidencing the Warrants; (vi) the Amended and Restated Certificate of Incorporation of the Company; (vii) the Amended and Restated By-Laws of the Company; and (viii) the Amended and Restated Warrant Agreement, dated January 4, 2008, by and between the Company and American Stock Transfer & Trust Company, as warrant agent. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties and that each of the documents identified in clauses (c)(i) through (c)(vii) of the preceding paragraph will be entered into or filed or adopted as appropriate. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

        Our opinions set forth herein are limited to the Delaware corporate law and the laws of the State of New York that, in our experience, are applicable to transactions of the type contemplated by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein.

        The opinions set forth below are subject to the following further qualifications, assumptions and limitations:

          (a)   the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

          (b)   to the extent any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the qualification that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought; and

          (c)   in rendering the opinions set forth below, we have assumed that the certificates evidencing the Units, the Common Stock issued as part of the Units and the Warrants issued as part of the Units will be signed by one of the authorized officers of the transfer agent and registrar for the Units, Common Stock and Warrants and registered by such transfer agent and registrar and will conform to the specimen certificates examined by us evidencing the Units, Common Stock and Warrants, respectively.

          Based upon and subject to the foregoing, we are of the opinion that:

            1.     Each Unit has been duly authorized by the Company and, when such Units are delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

            2.     Each share of Common Stock included in the Units has been duly authorized by the Company and, when such Units are delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

            3.     Each Warrant included in the Units has been duly authorized by the Company and, when such Units are delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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  Exhibit 5.1